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The Daily Direction

Dell News

Dell’s announcement that it has signed a definitive merger agreement under which Michael Dell and investment firm Silver Lake would acquire the company continues to generate media interest. - Computerworld, Information Week, Forbes

Appearing live to discuss entrepreneurial trends in 2013, including alternative financing strategies and big data, Dell’s Entrepreneur in Residence Ingrid Vanderveldt has highlighted the resources that are made available through the Dell Center for Entrepreneurs. – FoxNews.com LIVE (segment starts at 17m 20s)

The Japan Advanced Institute of Science and Technology utilized a three-petabyte storage system from Dell Compellent to support its private cloud infrastructure, enabling students and researchers to access and protect important research data. – Storage Switzerland, ServicesAngle, InfoTech Lead, Texas Tech Pulse

To help accelerate the deployment of 10 gigabit virtualized and cloud data centers, Dell Networking has enhanced its data center networking portfolio with a new top-of-rack switch and plans to extend OpenFlow support for software-defined networking across its product line. - Network World, The Register, eWeek, Direct2Dell, One Dell Way

Improving website performance can have a direct impact on sales and revenue. U.K. travel company Thomas Cook selected Dell’s Foglight Performance Monitoring tool to improve website performance, resulting in an estimated 30 percent increase in bookings. – Computing

In a review of recent developments in the malware and botnet landscape, Dell SecureWorks notes how the Bamital botnet would redirect users to controlled websites and how the threat from the Gozi Trojan will likely diminish over time. - CNET, CSO online

Dell has won two “Reader’s Choice” Awards for products in two separate categories with both its servers and notebook and ultrabook products featuring prominently in this “Service and Quality of Computer Brands 2012” Reader Survey. - PC Magazine (Russian)

Familiarize yourself with the Dell Story and help spread the word.

Dell Conversations

Miss our great webinar with @Dell and @Forrester online #community experts? You can now download the recording: bit.ly/12y6CIN #cmgr - @Telligent – Telligent, for latest customer & industry new

Loving my new @dell pc and their awesome service! - @blesslinks – Marsha Baker, artist and illustrator

Great article @ladygeek @belindaparmar Entrepreneurship offers a Way for women to get ahead onforb.es/WsZ5pr #dwen @DellBizWomen @Forbes - @itsagoodell – Stephanie Goodell, program director at Dell women’s entrepreneur network

Industry News

Apple investor Greenlight Capital has filed a lawsuit against the company in an attempt to unlock its $137 billion cash pile. – Sky News, The Verge, Reuters

HP has issued rules to its China based suppliers which affect student workers, in an attempt to limit the exploitation of young workers. All work must now be voluntary and workers must be free to leave at any time upon reasonable notice without negative repercussions. – CNN, PC Advisor

Fujitsu has made the decision to overhaul its chip business which could lead to 5,000 job cuts. The company will merge its large-scale integration chip business with that of Panasonic. – ZDNet

An Intel-based Asus 7-inch “phablet” is expected to debut at Mobile World Congress later this month. – CNET

IBM is planning to bring mobile and social workloads into its mainframe platform to help it stay relevant and to counter competition from lower-cost systems. – Computerworld UK

For more competitor analysis, visit the Competitive Intelligence Portal

Quote of the day: “It’s the best time ever to start a business… There are resources available to entrepreneurs like never before. I think the work that we do at Dell is just one example of how even large companies are authentically reaching out to the community and saying ‘we get that you are our future, that you’re going to be the ones that rebuild our economy, and we want to leverage our resources to help you be successful’.” - Ingrid Vanderveldt, Dell’s Entrepreneur in Residence

Did you know that Michael Dell has posted an open letter to customers on Dell.com about how as a private company, we will remain committed to the needs of our customers? Read it and be sure to point your customers to it.

Footnote: Dell has signed a definitive merger agreement under which Michael Dell and global technology investment firm Silver Lake will acquire Dell and take it private. Until the transaction closes, we remain a publicly-traded company. Copies of announcement materials are being archived internally. – SharePoint Site

Dell Services non-migrated team members: If you have trouble viewing any of the hyperlinks in this email message, please log in to the Dell Services portal and then use the URL converter tool to access the material.

Credant Technologies, Gale Technologies, Quest and Dell SonicWALL team members: Please log in through the Dell remote web portal to access Dell intranet sites referenced in this document.

Dell Wyse team members: Please log in to the Dell network to access Dell intranet sites referenced in this document.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

Computerworld article:

Dell offers glimpse of its post-buyout life

Enterprise customers and analysts assess Dell’s ownership change

By Patrick Thibodeau

Computerworld - There is a lot yet to be told about how going private will change Dell, but one thing it won’t change is its enterprise strategy.

With its $24.4 billion buyout, Dell’s enterprise strategy “does not change,” Jess Blackburn, a spokesman for the company said in an email. “And by becoming a private company, we can more effectively proceed executing that strategy.”

There is little reason for Dell to say otherwise. Dell’s enterprise software and services revenue is increasing as it expands its end-to-end offerings.

If anything, Hewlett-Packard indirectly validated Dell’s enterprise abilities by calling attention to them. HP warned Dell’s enterprise customers on Tuesday that “leveraged buyouts tend to leave existing customers and innovation at the curb.”

The college, which has some 13,000 students, has a major investment in Dell products, which have “proven to provide quality and reliability,” as well as good customer support. He expects Dell will strive to provide the same customer service levels post buy-out.

“Good business and customer partnerships are earned over time and experience, so their competitors would need to do more than just pick us up at the curb,” said Glaser.

Dell has been working to win customers such as Glaser. Two years ago it held it first large user conference, which Glaser attended. These conferences, most recently in December, have been forums for Michael Dell to demonstrate how his firm is integrating its hardware with new services and software.

Dell’s strategy appears to be succeeding. Dell’s enterprise services and software business now comprise over a third of its revenue, and over 50% of its gross margin, an increase from last year, said David Mehok, executive director of investor relations, at a conference last month. Dell is scheduled to hold a conference on Feb. 19 to discuss the fourth quarter and full year.

Dell’s strategy is apparent in its acquisitions. Just last year it bought thin client maker Wyse, and is set to launch a thumb drive-like computing device with multiple uses. It also bought the mainframe migration firm Clerity Solutions and the security firm SonicWall, among others.

Dell’s new ownership structure may create some uncertainty about the vendor’s direction, but one Dell customer, James Bottum, the CIO of Clemson University, said that’s something they’ve been dealing with for a long time.

“Dell is in transition, and the transition has been going on for some time,” Bottum said. The company is far from being the PC maker it once was, he said. They are working, for instance, with Dell on a cloud-based HPC system.

“We like Dell,” said Bottum. “We feel we got a good partnership and feel they are very adaptable — I’m not afraid to bet on them.”

Analysts are telling Dell customers to pay close attention until the company makes its plans clear.

Much of the speculation about the impact of the buyout is over the low-margin PC division, and particularly the consumer part of the Dell’s business. While hardware is still Dell’s major revenue generator, its path to higher margins is through enterprise software and services.

Crawford Del Prete, an industry analyst for IDC, expects Dell to continue on with its enterprise strategy. “They are probably just going to try to do it faster,” he said.

“This announcement is a good thing for enterprise customers,” said Del Prete, “because Dell is going to become more focused on the enterprise and creating value in the enterprise.” That’s because those are more profitable areas, he said.

By going private, Dell won’t have to explain itself to Wall Street every quarter and can spend cash as they want, said Frank Gillett, an analyst at Forrester Research. “They can take chances and not be exposed to getting beat up in the financial markets,” he said.

But that doesn’t mean that Dell will have a smooth ride. Adrian O’Connell, a Gartner analyst, said HP’s statement about Dell is a good example of the challenges that Dell is going to face, namely the “fear, uncertainty and doubt that’s going to be thrown around for a while.”

“The difficultly, certainly for customers, is that there are a lot of unknowns out there,” said O’Connell. He expects a degree of caution until Dell “is really able to clearly reaffirm its strategy and articulate what its priorities are moving forward.”

The customer strategy will depend on where Dell makes its technology investments, said O’Connell, but enterprise customers should have a “reasonably good degree of confidence.”

To HP’s point that the cost of buyout will burden Dell, Charles King, an analyst at Pund-IT, discounted the issue. “If you’re going to borrow billions of dollars, there couldn’t have been a better time to do it than now,” he said, referring to low interest rates.

Patrick Thibodeau covers cloud computing and enterprise applications, outsourcing, government IT policies, data centers and IT workforce issues for Computerworld. Follow Patrick on Twitter at @DCgov or subscribe to Patrick’s RSS feed . His e-mail address is pthibodeau@computerworld.com.

Information Week article:

7 Moves Dell Must Make Now

Michael Endler | February 07, 2013 12:03 PM

Dell’s decision to go private was a bold step, but the company must continue making aggressive decisions to succeed.

By going private, Dell has extricated itself from Wall Street’s fickle grasp. No longer beholden to quarterly earnings reports and fluctuation in shareholder loyalties, the company is now free to invest for the long term, even — as Michael Dell has said in the past — if it means suffering some temporary losses along the way.

This flexibility is all well and good — but what should Dell do to capitalize on it? Even before the buyout, the Round Rock, Texas-based company faced pressure from all sides. Poor PC sales have attracted the bulk of attention, but even Dell’s stronger businesses face challenges that require agile and responsive leadership. Software-defined networking, virtualization and converged data center infrastructures are encroaching on traditional server and storage markets, for example, and though Dell has been active in keeping pace with these advances, so, too, have its competitors. InformationWeek breaks down seven actions Dell can take to successfully reinvent itself as a private company.

1. Rebrand Itself

Though Dell’s Nasdaq departure will allow the company to work outside public scrutiny, the company nonetheless needs to focus on its corporate branding. Dell has spent the last few years building a broad software and services portfolio but has been unable to shake its reputation as a PC-oriented company.

In an interview, Gartner analyst Nik Simpson said the problem isn’t that Dell’s enterprise offerings don’t deliver; it’s that “people still associate Dell with going to a website and buying a cheap PC.” To succeed, he said, Dell needs to effectively communicate that they’re more than just a low-cost solution by emphasizing the support and integration that large organizations demand.

2. Become More Cohesive

Ironically, Dell’s proactive efforts to expand its portfolio have contributed to the company’s struggle to forge a new identity. Forrester analyst David Johnson wrote in a blog post that acquisitions have made the company too complex, and that its reorganization as a private company should focus on streamlining its businesses. In an interview, he said that over the last few years, “Most people really couldn’t put a finger on what Dell was living for,” adding, “Dell was lacking focus.” He pointed out that private companies “lose the drag of all the regulatory compliance stuff they go through when they combine companies,” meaning that Dell’s buyout should allow the company to begin realigning business objectives relatively quickly and efficiently.

3. Push The Innovation Envelope

As mentioned, Dell faces competition from all angles — not only within its traditional PC business but also within its newer software offerings. To succeed, the company needs to bring cohesion to its portfolio, as well as differentiate its offerings in terms of not only product and support features but also pricing models.

Cindy Shaw, managing director at investment analytics firm Discern, asserted in an investors’ note that a “private Dell is likely to more aggressively cut costs” but warned that “merely restructuring only postpones the inevitable.” Shaw noted that virtualization is poised to shrink the storage market, meaning that another of Dell’s hardware-based revenue streams is poised for a shakeup. She suggested Dell could reinvent itself by not only focusing on innovative technologies but also selling them at lower margins in order to gain market share.

Gartner analyst Mark Margevicius noted in an interview that Michael Dell “really does like to innovate and to differentiate,” and said the company could focus on “really cool devices that appeal to audiences beyond the PC space,” asking, “Who’s to say they can’t be the next Samsung?”

Leslie Fiering, also a Gartner analyst, remarked during a phone conversation that Dell could change its public image by pursuing cloud infrastructure opportunities. She said such moves involve a “steep curve” but countered that Michael Dell has faced such challenges before. “When he wanted to go into servers, everybody said, ‘What do you know about data centers and servers?’” she stated. “He was able to bring software and automation and things unheard of at the time ... Now, it’s laughably simple, but these are the kinds of innovations Dell has been able to bring.”

4. Embrace Microsoft Intelligently

Fiering emphasized that Microsoft’s participation in the Dell buyout is a “loan, not an investment.” Microsoft, in other words, has no seat on the Dell board and no official influence in the company’s day-to-day operations. Even so, a deeper relationship could allow the companies to complement one another more effectively while also facilitating the innovation Dell must pursue.

Both companies will have to tread carefully in certain regards; Fiering mentioned that Microsoft’s relationship with OEMs has already absorbed some bruising during the Surface “brouhaha,” for example. In her note, Cindy Shaw warned that Microsoft’s “involvement in the deal [will be] a key influence on the nature and extent of innovation” and cautioned that Dell must maintain an independent vision. Nevertheless, she noted the possibility for personal devices that are more effectively optimized for Windows 8 and for Dell to make strides by hooking into Windows Azure, Microsoft’s cloud platform.

Forrester’s Johnson likewise noted possibilities in cloud infrastructure, stating, “A lot of good things can happen. I’m bullish.”

5. Take Care Of Customers

While Dell will be making aggressive moves behind the scenes, it must make existing customers feel confident that they will be taken care of. In his blog post, Johnson stated that he sees no immediate cause for concern. Fiering similarly stated that Dell “is going to do everything they can to maintain that cash flow. There could be dramatic internal changes but they’ll do everything to protect customers.”

6. Don’t Abandon Devices

Dell’s future is in software and services, but that doesn’t mean it should dump its struggling PC business. “The PC business is still profitable. It generates a lot of cash,” said Fiering, who also remarked that it would be “short-sighted” for Dell to get out. Following item number four in this list, Johnson said Dell can work with Microsoft to offer a better Windows experience. If Dell succeeds on this front, it will do so in spite of past failures to understand consumer preferences. Nevertheless, to make the most out of a closer relationship with Microsoft, and to maintain existing revenue streams as it retools its enterprise services, the company must produce compelling devices. It has demonstrated some foresight lately, such as being the first to make WiGig-ready Ultrabooks, and it will need much more of the same going forward.

7. Remember Its Strengths

Gartner’s Simpson pointed out that Dell’s Wall Street struggles and image problems have persisted despite the company’s strong performance in certain markets, notably severs. “Their server business is one of the healthier bits,” he said. Indeed, it’s not just that Dell is selling a lot of servers; it’s also that the company has remained on the bleeding edge while doing so. Dell already has firm positions in the hyperscale and converged infrastructure business, two areas that should take off in the future. While other aspects of its business work on rebuilding and restructuring, Dell must preserve its strongest revenue streams, which means that rather than resting on its laurels, it must continue to hone these strengths.

Forbes article:

Connie Guglielmo

Michael Dell, In New Letter To Customers, Says He’ll Continue To Do Acquisitions

Michael Dell, who engineered a $24.4 billion leveraged buyout of his namesake personal computer maker this week, posted an open letter to customers today, telling them the company will continue to grow through “organic and inorganic investments.”

Dell, who will continue to serve as CEO, echoed comments made earlier in the week to customers, investors and channel partners. Here’s what he has to say today:

To Our Customers,

The agreement to take Dell private represents an exciting new chapter for our company and for you, our customers. As always, our unwavering focus is on delivering a fantastic customer experience and creating value for your organization. We believe that our proposed new ownership will provide long-term support to help Dell innovate, invest for growth and accelerate our transformation strategy. We’ll have the flexibility to continue organic and inorganic investment and drive industry-leading innovation.

We’ve made solid progress over the past few years. Our leadership and our strategic execution have been consistent, as we’ve built a comprehensive portfolio to help you succeed. Secure, easy to manage, end-to-end solutions from the cloud to the data center to devices remain at the core of our value proposition to you.

I am honored to continue serving as chairman and CEO of Dell and very much appreciate the trust you’ve placed in us. We recognize that ours is a highly competitive industry. Our commitment to you is to keep earning that trust every day.

I am confident we are making the right decisions to position Dell, our customers and employees for long-term success. There is much more we can accomplish together.

With warm regards,

Michael Dell

Forward-looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.